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                                                                    EXHIBIT 11.1

                ALPHA TECHNOLOGIES GROUP, INC., AND SUBSIDIARIES

                      COMPUTATION OF NET INCOME PER SHARE
             FOR THE QUARTERS ENDED JULY 30, 1995 AND JULY 31, 1994

                                  (Unaudited)
                     (In Thousands, Except per Share Date)


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                                             Quarter Ended       Nine Months Ended
                                        ---------------------  --------------------
                                          July 30,   July 31,   July 30,   July 31,
                                            1995       1994       1995       1994
                                        ----------  ---------  ---------  ---------
Shares:
     Weighted average common shares
      outstanding                            5,897      5,903      5,967      5,871
     Net common shares issuable on
      exercise of stock options                694        433        566        384
                                        ----------  ---------  ---------  ---------
Weighted average common and common
 equivalent shares outstanding               6,591      6,336      6,533      6,255
                                        ==========  =========  =========  =========

Continuing operations                       $1,221     $1,111     $2,539     $1,117
Interest, investment and other income          308        133        534        232
Interest expense                              (205)       (39)      (523)       (39)
(Provision) benefit for income
 taxes-continuing operations                   453       (104)       175       (198)
Minority interest                             (168)      (189)      (264)      (189)
Discontinued operations                          -        571          -      1,070
                                        ----------  ---------  ---------  ---------
Net income                                  $1,609     $1,483     $2,461     $1,993
                                        ==========  =========  =========  =========
Net income per common and common
 equivalent share:
   Continuing operations                    $ 0.19     $ 0.17     $ 0.39     $ 0.18
   Interest, investment and other income      0.04       0.03       0.08       0.04
   Interest expense                          (0.03)      (.01)     (0.08)     (0.01)
   (Provision) benefit for income taxes-
      continuing operations                   0.07      (0.02)      0.03      (0.03)
   Minority interest                         (0.03)     (0.03)     (0.04)     (0.03)
   Discontinued operations                       -       0.09          -       0.17
                                        ----------  ---------  ---------  ---------

   Net income                               $ 0.24     $ 0.23     $ 0.38     $ .032
                                        ==========  =========  =========  =========

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